Exhibit 10.9

SUB-LEASE AGREEMENT

THIS SUB-LEASE, dated as of September 30, 2022 (“Sublease”), is by and between ATEGRITY SPECIALTY INSURANCE COMPANY, a Delaware insurance company (“Sublessor”) and ZIMMER FINANCIAL SERVICES GROUP LLC, a Delaware limited liability company (“Sublessee”).

RECITALS

WHEREAS, Sublessor, as tenant, entered into that certain Lease Agreement, dated as of September 3, 2020 (as amended, the “Master Lease”), with MG-PIMA, LLC, a Colorado limited liability company, with respect to the approximately 23,490 rentable square feet located in Suite 200 of the Building located at 14000 North Pima Road, Scottsdale, Arizona 85260 (the “Premises”), as further described on Exhibits A and B of the Master Lease attached hereto as Exhibit A.

WHEAREAS, the Master Lease was subsequently transferred by MG-PIMA, LLC to 14000 Piedmont LLC, a Delaware limited liability company (the “Master Lessor”).

NOW, THEREFORE, for good and sufficient consideration, Sublessor and Sublessee agree:

1.            Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Premises (hereinafter, the “Subleased Premises”). Notwithstanding the foregoing, Sublessor shall, at no cost to Sublessor and with no reduction in Rent due hereunder, have the right to use the areas designated as the “Sublessor Area” in Exhibit B until December 31, 2024 (the “Sublessor Occupancy Period”). During the Sublessor Occupancy Period, Sublessor shall also have the non-exclusive right to use the hallways, kitchenettes, breakrooms, conference rooms, lobbies, restrooms and other common areas in the Subleased Premises and shall also have the right to co-locate Sublessor’s IT equipment (including Sublessor’s wireless access equipment) in the IT room in the Subleased Premises. Sublessee and Sublessor shall each use commercially reasonable efforts to prevent its employees, agents, contractors, invitees and licensees from discovering or otherwise coming into contact with confidential information of the other and shall hold and use reasonable efforts to cause its employees, agents, contractors, invitees and licensees to hold such information confidential if discovered.

2.            Term. The term (the “Term”) of this Sublease shall be for the period commencing on July 1, 2022 and ending on November 30, 2028, unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms. Notwithstanding the foregoing, Sublessor and Sublessee may terminate this Sublease by written agreement at any time.

3.            Rent.

a.            Sublessee shall pay to Sublessor as base rent for the Subleased Premises for each month during the Term (“Base Rent”) as follows:

Period	$ per RSF	Monthly Payment	Periodic Payment
07-1-22 to 11-30-22	$29.50	$57,746.25	$288,731.25
12-1-22 to 11-30-23	$30.25	$59,214.38	$710,572.56
12-1-23 to 11-30-24	$31.00	$60,682.50	$728,190.00
12-1-24 to 11-30-25	$31.75	$62,150.63	$745,807.56
12-1-25 to 11-30-26	$32.50	$63,618.75	$763,425.00
12-1-26 to 11-30-27	$33.25	$65,086.88	$781,042.56
12-1-27 to 11-30-28	$34.00	$66,555.00	$798,660.00

Sublessee will be charged applicable rental tax on monthly Base Rent, which is currently 2.25% for the City of Scottsdale, Arizona. Base Rent shall be paid by Sublessee no later than the first day of each month.

b.            All monies other than Base Rent required to be paid by Sublessor under the Master Lease, including any amounts payable by Sublessor to Master Lessor as “Operating Costs” (including any taxes thereon), shall be paid by Sublessee hereunder as and when such amounts are due under the Master Lease, as incorporated herein. All such amounts shall be deemed additional rent (“Additional Rent”). Base Rent and Additional Rent hereinafter collectively shall be referred to as “Rent”. Notwithstanding the foregoing, in the event any cost or expense is incurred under the Master Lease for Sublessee’s sole benefit (including the disproportionate use of utilities, regardless of whether they are otherwise “Operating Costs” under the Master Lease) or as a result of Sublessee’s request for certain services (such as after-hours HVAC charges as provided in the Master Lease), Sublessee shall pay the entire cost thereof.

4.            Security Deposit. Promptly following execution hereof by Sublessee, Sublessee shall deposit with Sublessor the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Security Deposit”), in cash, as security for the performance by Sublessee of the terms and conditions of this Sublease. The Security Deposit shall be held, applied and released in accordance with the terms of Section 9 of the Master Lease, which is incorporated in this Sublease. Provided that Sublessee has surrendered possession of the Subleased Premises and has satisfied its obligations under this Sublease, Sublessor shall return the Security Deposit to Sublessee within sixty (60) days of the expiration or earlier termination of this Sublease.

5.            Repairs. Sublessor shall deliver the Subleased Premises to Sublessee in “broom clean” condition. The parties acknowledge and agree that Sublessee is otherwise subleasing the Subleased Premises on an “as is” basis and that Sublessor has made no representations or warranties with respect to the condition of the Subleased Premises. Except as set forth in this Sublease, Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law. Master Lessor shall be solely responsible for performance of any maintenance or repairs required to be performed by Master Lessor under the terms of the Master Lease.

6.            Assignment and Subletting. Sublessee may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Sublessee therein or permit any use of the Subleased Premises by another party (collectively, “Transfer”) without prior notice to Sublessor. The terms of Section 14 of the Master Lease, as incorporated herein, shall apply to any Transfer.

7.            Use. Sublessee may use the Subleased Premises only for the uses identified in Section 10 of the Master Lease. Sublessee shall comply with all reasonable rules and regulations promulgated from time to time by Master Lessor.

8.            Improvements. No alteration or improvements shall be made to the Subleased Premises except in accordance with the Master Lease and with the prior written consent of both Master Lessor and Sublessor. Sublessee shall be required to remove all such alterations or improvements prior to the expiration or earlier termination of this Sublease and to restore the Subleased Premises to the condition existing prior to such alterations or improvements, unless Master Lessor agrees that such alterations or improvements may remain.

9.            Insurance. Sublessee shall name Sublessor as an additional insured under its liability insurance policy and provide a Certificate of Liability Insurance to Sublessor.

10.            Default. Sublessee shall be in material default of its obligations under this Sublease if any of the following events occur:

a.            Any failure by Sublessee to pay Rent on the due date which is not cured within five (5) days after receipt of written notice from Sublessor; provided, however, Sublessor shall not be required to send more than one (1) written notice in any one (1) calendar year and on the second, and each subsequent, failure by Sublessee to pay Rent on the due date during each calendar year, Sublessee shall be in default without the requirement for Sublessor to send a written notice;

b.            This Sublease or Sublessee’s interest is transferred whether voluntarily or by operation of law except as permitted in Section 6;

c.            This Sublease or any part of the Subleased Premises is taken by process of law and is not released within thirty (30) days after a levy;

d.            Commencement by Sublessee of a proceeding under any provision of federal or state law relating to insolvency, bankruptcy or reorganization (“Bankruptcy Proceeding”);

e.            Commencement of a Bankruptcy Proceeding against Sublessee, unless dismissed within sixty (60) days after commencement;

f.             The insolvency of Sublessee or execution by Sublessee of an assignment for the benefit of creditors; the convening by Sublessee of a meeting of its creditors or any significant class thereof for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Sublessee generally to pay its debts as they mature;

g.            The admission in writing by Sublessee that it is unable to pay its debts as they mature or it is generally not paying its debts as they mature;

h.            The dissolution or failure to maintain Sublessee’s legal existence;

i.             Sublessee fails to perform any of its other obligations under this Sublease and non-performance continues for thirty (30) days after written notice by Sublessor or, if such performance cannot be reasonably had within such thirty (30) day period, Sublessee does not in good faith commence performance within such thirty (30) day period and diligently proceed to completion; provided, however, Sublessee’s right to cure shall not exceed the period provided by applicable law; or

j.             Any event which is expressly defined as or deemed an automatic “Event of Default” under the Master Lease.

11.            Remedies. In the event of any default by Sublessee, Sublessor shall have all remedies provided pursuant to Sections 20.2, 20.3, 20.4, 20.5 and 20.6 of the Master Lease and by applicable law. Sublessor may resort to its remedies cumulatively or in the alternative.

12.            Surrender. Prior to expiration or earlier termination of this Sublease, Sublessee shall remove all of its trade fixtures and shall surrender the Subleased Premises to Sublessor in good condition, free of hazardous materials caused by Sublessee, reasonable wear and tear, casualty and condemnation excepted, all in accordance with Section 17 of the Master Lease.

13.            Notices. Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below its signature at the end of this Sublease. All notices shall otherwise be provided in accordance with the terms of Section 28 of the Master Lease, as incorporated herein. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

14.            Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder. Sublessee hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease which are incorporated hereunder and (ii) to perform all the obligations on the part of the “Tenant” to be performed under the terms of the Master Lease which are incorporated hereunder during the Term of this Sublease. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination without any liability of Sublessor to Sublessee. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of this Sublease shall prevail.

15.            Signage. During the Sublessor Occupancy Period, Sublessor may continue to display signage on the Subleased Premises as permitted under the Master Lease.

16.            Furniture, Fixtures and Equipment. So long as Sublessee performs all of its obligations under this Sublease, Sublessee shall have the right to use the office furnishings, fixtures and equipment within the Subleased Premises (the “FF&E”). Sublessor makes no representations or warranties regarding the condition, use or fitness of the FF&E and Sublessee acknowledges and agrees that it shall accept the same on an “as-is” basis.

17.            Parking. Sublessor has licensed from Master Lessor directly or through the operator of the parking garage, if applicable, the number of garage parking spaces set forth below (“Parking Allotment”).

122	spaces total
8	reserved, covered
82	unreserved, covered
32	unreserved, surface

Sublessor hereby licenses to Sublessee the use of the Parking Allotment on an in and out basis in the parking structure. Sublessee shall pay to Sublessor the current monthly rate charged for each space Sublessor licenses in an amount equal to the monthly charge per parking space of Parking Allotment established by Master Lessor from time to time (“Parking Rate”), which monthly Parking Rate for each parking space initially is $45.00 for each unreserved, covered parking space and $55.00 for each reserved, covered parking space. There is no charge for uncovered, unreserved parking spaces. Parking charges shall be subject to adjustment pursuant to Master Lessor's market rate parking charges. Sublessee will be billed monthly and Sublessee shall pay the parking rents (including any taxes thereon) to Sublessor. Notwithstanding the above, the right granted to Sublessee to use any parking spaces is a license only and Sublessor’s inability to make spaces available at any time for reasons beyond Sublessor's reasonable control is not a material breach by Sublessor of its obligations hereunder. If Sublessee fails to pay any portion of the parking fee in a timely manner, Sublessor, at its election, may cancel Sublessee’s right to use the number of parking spaces for which Sublessee has failed to pay. All vehicles parked in the parking facilities and the personal property therein shall be at the sole risk of Sublessee and the users of such spaces and Sublessor shall have no liability for loss or damage thereto for whatever cause.

18.            Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of Arizona and shall in all respects be governed, construed, applied and enforced in accordance with the laws of such State (without regard to conflict of law provisions thereof that would apply the laws of another jurisdiction).

19.            Counterparts. This Sublease may be executed in counterparts, each of which shall constitute the original. Electronic signatures shall be binding as original signatures.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR: Ategrity Specialty Insurance Company		SUBLESSEE: Zimmer Financial Services Group LLC
By: Name: Title:	/s/ Mike Miller Mike Miller Chief Executive Officer	By: Name: Title:	/s/ Barbara Burger Barbara Burger General Counsel

Address: Attention:	14000 North Pima Road Scottsdale, AZ 85260 Mike Miller	Address: Attention:	9 West 57th St, 33rd Floor New York, NY 10019 Barbara Burger

EXHIBIT A

MASTER LEASE

EXHIBIT B

SUBLEASED PREMISES AND SUBLESSOR AREA